Exhibit 107

Calculation of Filing Fee Tables

Form F-1

Siyata Mobile Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Share, no par value per share	457(c)	111,891	(1)	$13.00	(2)	$1,454,583.00	0.00015310	$222.70	(3)
		Total Offering Amounts						$1,454,583.00	0.00015310	$222.70
		Total Fees Previously Paid
		Total Fee Offsets
		Net Fee Due								$222.70

1.	Represents only the additional number of the Registrant’s Common Shares being registered. Does not include the Common Shares that the Registrant previously registered on the Registration Statement on Form F-1 (File No. 333-282880) (the “Registration Statement”), which was declared effective by the Securities and Exchange Commission on November 13, 2024 and the Post Effective Amendment No.1 to the Registration Statement on Form F-1, as amended (File No. 333-282880) which was declared effective by the Securities and Exchange Commission on November 20, 2024.

2.	Calculated pursuant to Rule 457(c) under the Securities Act, based on an estimate of the proposed maximum aggregate offering price. The Registrant previously registered 559,461 Common Shares (adjusted for 1-for-10 reverse share split, effected on December 27, 2024) on the Registration Statement, for which the Registrant previously paid a filing fee of $1,113.50. In accordance with Rule 462(b) under the Securities Act, an additional amount of Common Shares having the proposed maximum aggregate offering price of $1,454,583 is hereby registered.

3.	Calculated pursuant to Rule 457 of the Securities Act by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.00015310.